EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 2, 2005, relating to the consolidated financial statements and financial statement schedules of Bio-Rad Laboratories, Inc. and subsidiaries, and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in the Annual Report on Form 10-K of Bio-Rad Laboratories, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

April 19, 2005